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Exhibit 10.44

AMENDMENT NO. 2 TO BUSINESS LOAN AGREEMENT

    This Amendment No.2 to Business Loan Agreement, dated as of April 3, 2000 (the "Amendment"), is between Media Arts Group, Inc., a Delaware corporation ("MAGI"), Lightpost Publishing, Inc., a California corporation ("Lightpost," and together with MAGI, each a "Borrower" and collectively the "Borrowers") and Bank of America, N.A. (the "Bank").

    A. The Borrowers and the Bank have entered into a certain Business Loan Agreement dated as of October 27, 1999 as amended to date (the "Loan Agreement").

    B. The Borrowers have requested that the Bank amend the Loan Agreement on the terms and conditions herein contained.

    NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the Borrowers and the Bank do hereby mutually agree as follows:

AGREEMENT

    1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Agreement.

2.
Amendments.

2.1
Section 1.6 of the Loan Agreement is restated in its entirety as follows:

    "1.6 Letters of Credit.

  (a)
  This line of credit may be used for financing:

        (i) commercial letters of credit with a maximum maturity of 364 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 90 days after sight.

        (ii) standby letters of credit with a maximum maturity of 364 days but not to extend more than 90 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

        (iii) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000) for all letters of credit, which amount is subject to increase as provided in Section 1.7 below.

        (iv) The following letters of Credit are outstanding from the Bank for the account of the Borrowers:

Letter of Credit Number	Amount
302249	$132,500
302282	$291,012

    These letters of credit are outstanding under this Agreement and are subject to all the terms and conditions stated in this Agreement.

  (b)
  The Borrowers agree:

        (i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

        (ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

        (iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

        (iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

        (v) to pay any issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

        (vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges."

    2.2 Section 1.7 (c) of the Loan Agreement is amended by deleting clause (ii) thereof in its entirety, and by substituting the following therefor:

    "(ii) the amount of the sublimit for commercial letters of credit set forth in Section 1.6 (a)(iii) shall be increased to Twenty Million Dollars ($20,000,000),"

    3. Representations and Warranties. When the Borrowers sign this Amendment, each Borrower represents and warrants to the Bank that: (a) giving effect to this Amendment, there is no event which is, or with notice of, or lapse of time, or both would be, a default under the Loan Agreement, (b) giving effect to this Amendment, the representations and warranties of the Borrowers in the Loan Agreement are true on and as of the date hereof as if made on and as of said date, (c) this Amendment is within such Borrower's powers, has been duly authorized and does not conflict with any of such Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement or obligations by which such Borrower is bound.

    4. Conditions. This Amendment will be effective upon the occurrence of the following, in each case in a manner satisfactory to the Bank:

    4.1 Receipt by the Bank of this Amendment executed by each party hereto).

    5. Effect of Amendment. Except as specifically amended above, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed. The waiver contained above shall be limited precisely as written and relate solely to the items and times above. Nothing in this Amendment shall be deemed to (a) constitute a waiver of compliance by any Borrower with respect to any other term, provision or condition of the Loan Agreement or any other instrument or agreement referred to therein or (b) prejudice any right or remedy that the Bank may now have or may have in the future under applicable law or instrument or agreement referred to therein.

    6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

    IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

BANK OF AMERICA, N.A.	MEDIA ARTS GROUP, INC.
By /s/ Kenneth E. Jones Kenneth E. Jones, Senior Vice President	By /s/ Michael J. Catelani Name: Michael J. Catelani Title: VP of Finance
By /s/ John C. Plecque John C. Plecque, Vice President	LIGHTPOST PUBLISHING, INC.
By /s/ Michael J. Catelani Name: Michael J. Catelani Title: VP of Finance

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Exhibit 10.44